     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1998


                                                      REGISTRATION NO. 333-52081

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ARADIGM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                  3845                                 94-3133088
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                    CODE NUMBER)                       IDENTIFICATION NUMBER)

                            26219 EDEN LANDING ROAD
                           HAYWARD, CALIFORNIA 94545
                                 (510) 783-0100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              RICHARD P. THOMPSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ARADIGM CORPORATION
                            26219 EDEN LANDING ROAD
                           HAYWARD, CALIFORNIA 94545
                                 (510) 783-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                                 JAMES C. KITCH
                               JEFFREY S. ZIMMAN
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                                 (650) 843-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 19, 1998


PROSPECTUS

                              ARADIGM CORPORATION
                        1,111,100 SHARES OF COMMON STOCK

     This Prospectus relates to up to 1,111,100 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Aradigm Corporation, a California corporation ("Aradigm" or the "Company"), which may be offered for sale by certain shareholders of the Company named in this Prospectus (the "Selling Shareholders"). Such sales may be effected from time to time by the Selling Shareholders through one or more underwriters, brokers, dealers or agents, and directly to one or more purchasers, in one or more transactions on the Nasdaq National Market pursuant to and in accordance with the rules of the Nasdaq National Market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."


     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ARDM." On June 16, 1998 the last reported sale price for the Common Stock of the Company as reported on the Nasdaq National Market was $14.125 per share.


                            ------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The Company will bear substantially all expenses of the offering of the Shares, except that the Selling Shareholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes. Estimated expenses payable by the Company in connection with this offering are estimated to be $20,000. The aggregate proceeds to the Selling Shareholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

     The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act.


                                 June   , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Commission's Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's web site also contains reports, proxy and information statements and other information regarding the Company that has been filed with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act, including amendments thereto, (the "Registration Statement") relating to the Common Stock offered hereby with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:


          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on or about March 24, 1998, as amended, including all material incorporated by reference therein;



          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, including all material incorporated by reference therein;



          (c) The Company's Proxy Statement for its 1998 Annual Meeting of Shareholders; and



          (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to: Investor Relations Department, Aradigm Corporation, 26219 Eden Landing Road, Hayward, California 94545, telephone number (510) 783-0100.

                                  THE COMPANY

     Aradigm Corporation ("Aradigm" or the "Company") is engaged in the development of novel pulmonary drug delivery systems designed to enhance the delivery and effectiveness of a number of existing and development stage drugs and reduce the need for injectable drug therapy. Aradigm's principal product development programs are based on its AERx system, which uses proprietary technologies to create aerosols from liquid drug formulations for delivery systemically via the lung or locally to the lung. The Company believes that its systems can potentially be used to deliver a number of existing drugs for a variety of applications and may also offer a promising means of delivery for many new drugs being developed by pharmaceutical and biotechnology companies.

     The Company was incorporated in California in January 1991. The Company's principal executive offices are located at 26219 Eden Landing Road, Hayward, CA 94545, and its telephone number is (510) 783-0100. For a more detailed discussion of the business of the Company, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference herein.

     Aradigm(TM), AERx(TM) and SmartMist(R) are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.


                              RECENT DEVELOPMENTS



     In June 1998, the Company entered into a product development and commercialization agreement with Novo Nordisk A/S ("Novo Nordisk") covering the use of the AERx Diabetes Management System to deliver blood glucose regulating medicines. The initial focus of the development will be on insulin and the parties expect to evaluate at least one additional compound as a candidate for clinical development. Under the terms of the agreement, Novo Nordisk has been granted worldwide sales and marketing rights to the AERx Diabetes Management System.



     Pursuant to the Novo Nordisk agreement, Aradigm could receive up to $50 million in milestones and equity investments by the time the insulin product is commercialized. Of these amounts, the Company to date has received $5 million resulting from the purchase of Aradigm Common Stock by Novo Nordisk. Additional milestone and product development payments will be paid if the Company and Novo Nordisk decide to jointly develop additional AERx products incorporating blood glucose regulating medicines. In addition, Novo Nordisk will fund all product development costs incurred by the Company, while the Company and Novo Nordisk will co-fund final development of the AERx device to be used in the system. The Company will be the initial manufacturer of all the products covered by the agreement, and will receive a share of the overall gross profits resulting from Novo Nordisk's sales of the systems.

                                  RISK FACTORS

     In addition to the other information in this Prospectus and in the documents incorporated by reference herein, the following Risk Factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. Except for historical information contained herein, the discussion in this section contains forward-looking statements, including, without limitation, statements regarding timing and results of clinical trials, the establishment of corporate partnering arrangements, the anticipated commercial introduction of the Company's products and the timing of the Company's cash requirements. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

EARLY STAGE OF COMPANY

     Aradigm, incorporated in January 1991, is in an early stage of development, has a limited history of operations and has generated only limited revenues to date. The Company has only one product, the SmartMist Respiratory Management System, cleared for commercial sale, and virtually all of its potential products are in an early stage of research or development. There can be no assurance that the Company's research and development efforts will be successful, that any potential products will be proven safe and effective, that regulatory clearance or approval for the sale of any of its potential products will be obtained or that the SmartMist system or any of the Company's potential products can be manufactured in commercial quantities or at an acceptable cost or marketed successfully.

HISTORY OF LOSSES; ANTICIPATED FUTURE LOSSES


     The Company has not been profitable since inception and, through March 31, 1998, has incurred a cumulative deficit of approximately $39.6 million. The Company expects to continue to incur substantial losses over at least the next several years as the Company's research and development efforts, preclinical and clinical testing activities, marketing and manufacturing scale-up efforts expand and as the Company plans and builds its late stage clinical and early commercial production capabilities. To achieve and sustain profitable operations, the Company must successfully partner with third parties to market and sell the SmartMist Respiratory Management System and develop, obtain regulatory approval for, manufacture, introduce, and partner with third parties to market and sell products utilizing the Company's AERx technologies. There can be no assurance that the Company's partners can generate sufficient product revenue to become profitable or to sustain profitability.


UNCERTAINTY OF SUCCESSFUL PRODUCT DEVELOPMENT

     The Company's AERx systems are at an early stage of development and are being tested using patient-operated prototypes. The AERx systems will require substantial additional development, preclinical and clinical testing and investment before they can be commercialized. To further develop its AERx systems, the Company must address many engineering and design issues, including ensuring that the device has the ability to deliver a reproducible amount of drug into the bloodstream and can be manufactured successfully as a hand-held system. No assurance can be made that the Company will be successful in addressing these design, engineering and manufacturing issues. Additionally, the Company may need to formulate and will need to package drugs for delivery by its AERx systems. There can be no assurance that the Company will be able to successfully formulate and package such drugs. The Company will need to demonstrate that drugs delivered by its AERx systems remain safe and efficacious and that over time and under differing storage conditions, such drugs will not be subject to physical or chemical instability or other problems that would prohibit the AERx systems from being commercially viable. While development efforts are at different stages for different products, there can be no assurance that the Company will be successful in any of its product development efforts, or that the Company will not abandon some or all of its proposed products. Failure by the Company to successfully develop its potential products in a timely manner would have a material adverse effect on the Company.

UNCERTAINTY OF SUCCESSFUL PRODUCT COMMERCIALIZATION

     The Company's success in commercializing its products will be dependent upon many factors, including acceptance by health care professionals and patients. Acceptance of the Company's products will largely depend on demonstrating that the Company's products are competitive with alternate delivery systems with respect to safety, efficacy, ease of use and price. The Company believes that market acceptance of its SmartMist system will depend largely upon health care professionals and third-party payors determining that the SmartMist system offers medical and economic benefits over existing asthma therapies. In addition, the SmartMist system is specifically designed for the canisters currently used by some of the leading manufacturers of MDIs. If, among other things, manufacturers decide to change the dimensions of their canisters, the Company could be adversely affected. Moreover, MDIs use chlorofluorocarbons ("CFCs") as a propellant for the medication. The Company is aware of initiatives and international agreements to ban CFCs, which could have an adverse effect on the Company. In order to commercialize the SmartMist system, the Company is pursuing collaborations with pharmaceutical firms, disease management companies and managed care organizations in order to develop the market for this product and to realize its potential as a part of a broader pulmonary disease management program. There can be no assurance that the SmartMist system or the Company's products in development will prove competitive or that the Company will be successful in taking products from their current state of development to commercial introduction or success. Failure by the Company to successfully commercialize its potential products in a timely manner would have a material adverse effect on the Company.

DEPENDENCE UPON COLLABORATIVE PARTNERS AND NEED FOR ADDITIONAL COLLABORATIVE PARTNERS

     The Company's commercialization strategy is dependent on the Company's ability to enter into agreements with collaborative partners. The Company's ability to successfully develop and commercialize its first AERx system, the AERx Pain Management System, is dependent on the Company's corporate partnership with SmithKline Beecham. SmithKline Beecham has agreed to undertake certain collaborative activities with the Company, fund research and development activities with the Company, make certain payments to the Company upon achievement of certain milestones and pay royalties to the Company if and when a product is commercialized. If SmithKline Beecham fails to conduct these collaborative activities in a timely manner or at all, the preclinical or clinical development or commercialization of the AERx Pain Management System will be delayed. In addition, the agreement may be terminated by SmithKline Beecham and there can be no assurance that development and milestone payments will be received. Should the Company fail to receive development funds or achieve milestones set forth in the agreement, or should SmithKline Beecham breach or terminate the agreement, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company will need to enter into additional agreements with corporate partners to conduct the clinical trials, manufacturing, marketing and sales necessary to commercialize its other potential products. In addition, the Company's ability to apply the AERx system to any proprietary drugs, including new drugs, biotechnology drugs or established drugs in proprietary formulations, will depend on the Company's ability to establish and maintain corporate partnerships or other collaborative arrangements with the holders of proprietary rights to such drugs. There can be no assurance that the Company will be able to establish such additional corporate partnerships or collaborative arrangements on favorable terms or at all, or that its existing or any future corporate partnerships or collaborative arrangements will be successful. In addition, there can be no assurance that existing or future corporate partners or collaborators will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors. There can be no assurance that disputes will not arise in the future with the Company's existing or future corporate partners or collaborators, and any such disagreements could lead to delays in the research, development or commercialization of any potential products or result in litigation or arbitration which would be time consuming and expensive. Should any corporate partner or collaborator fail to develop or commercialize successfully any product to which it has obtained rights from the Company, the Company's business, financial condition and results of operations may be materially adversely affected.

LIMITED MANUFACTURING EXPERIENCE


     The Company has only limited experience in manufacturing. In the event the SmartMist system achieves market acceptance, the Company will need to further increase its current manufacturing capacity or enter into an agreement with a collaborative partner to provide such manufacturing capacity. In addition, the Company is in the process of increasing the production of disposable drug packets for the AERx system for later stage clinical trials. The Company anticipates making significant expenditures to attempt to provide for the high volume manufacturing required for multiple AERx products, if such products are successfully developed. There can be no assurance that manufacturing and quality control problems will not arise as the Company attempts to scale-up, or that any such scale-up can be achieved in a timely manner or at a commercially reasonable cost. Any failure to surmount such problems could delay or prevent late stage clinical testing and commercialization of the Company's products. The Company's manufacturing facilities and those of its contract manufacturers will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies and such facilities must comply with the good manufacturing practice ("GMP") requirements of the FDA, which outline the appropriate practices for methods used in, and the facilities and controls used for, the manufacture, packaging and storage of all finished devices intended for human use. The Company is also subject to the Medical Device Reporting regulations, which provide mechanisms for the FDA and manufacturers to identify and monitor significant adverse events involving medical devices such that problems may be detected and corrected in a timely manner. These regulations require the Company to, among other things, report adverse device-related events, submit annual baseline reports to the FDA using specified forms, and certify, on an annual basis, the number of medical device reports submitted to the FDA using prescribed FDA forms. Further, the Reports of Corrections and Removals require a manufacturer of a device to establish procedures for implementing the reports of corrections and removals provisions of the Safe Medical Devices Act of 1990. Under this regulation, a manufacturer must promptly report to the FDA any corrections or removals of a device undertaken to reduce a health risk posed by the device or to remedy a violation of the Federal Food, Drug and Cosmetic Act. There can be no assurance the Company will satisfy such regulatory requirements and any failure to satisfy GMP and other requirements could have a material adverse effect on the Company.


     The Company uses contract manufacturers to produce key components, assemblies and subassemblies for its SmartMist devices and intends to use contract manufacturers in a similar way in connection with clinical and commercial manufacturing of its AERx devices. There can be no assurance that Aradigm will be able to enter into or maintain satisfactory contract manufacturing arrangements. Certain components of Aradigm's current and potential products are or will be available initially only from single sources. While the Company has contingency plans for alternate suppliers, there can be no assurance that the Company could find alternate suppliers for such components. Even if new suppliers are secured, there can be no assurance that this would not significantly reduce or eliminate the Company's ability to supply product during any transition. A delay of or interruption in production could have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue in the foreseeable future. The development of the Company's technology and proposed products will require a commitment of substantial funds. In addition, costly and time-consuming research and preclinical and clinical testing activities must be conducted to develop, refine and commercialize such technology and proposed products. The Company's future capital requirements will depend on many factors, including continued progress in the research and development of the Company's technology and drug delivery systems, the ability of the Company to establish and maintain favorable collaborative arrangements with others, progress with preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of development and the rate of scale-up of the Company's production technologies, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and the need to acquire licenses or other rights to new technology.

     The Company has financed its operations since inception primarily through $42.3 million in private placements and $24.7 million in public offerings of its capital stock, $7.4 million in contract research revenue, $3.3 million in proceeds from financings of equipment acquisitions, and $3.1 million in interest earned on investments. The Company anticipates that its existing resources, anticipated payments from its existing corporate partners and projected interest income, will enable the Company to maintain its current and planned operations through 1998. However, there can be no assurance that the Company will not need to raise substantial additional capital to fund its operations prior to such time. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to shareholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.


DEPENDENCE UPON PROPRIETARY TECHNOLOGY; UNCERTAINTY OF PATENTS AND PROPRIETARY TECHNOLOGY

     The field of aerosolized drug delivery is crowded and a substantial number of patents have been issued in this field. Competitors and institutions may have applied for other patents and may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. Patents or other publications may hinder or prevent the Company from obtaining patent protection being sought or draw into question the validity of patents already issued to the Company. In addition, patents issued to others might provide competitors with the ability to prevent the Company from making its products or carrying out processes necessary for use of its products. The Company may not be able to obtain a license under any such patent and may thereby be prevented from making products or carrying out processes which are important or essential to the business of the Company. Although issued patents are presumed valid under federal law, none of the patents of the Company has been challenged in litigation. There can be no assurance that any of such patents will be found valid if challenged. There also can be no assurance that any of the applications will issue or if issued will later be found valid if challenged. Further, there can be no assurance that any issued patents or applications which might later issue as patents will provide the Company with a degree of market exclusivity sufficient for the Company to profitably compete against its competitors. Pending United States applications are maintained in secret until they are issued as patents and as such can not be searched by the Company. There may be pending applications which will later issue as patents which will create infringement issues for the Company. Further, patents already issued to the Company or applications of the Company which are pending may become involved in interferences that could be resolved in favor of competitors of the Company and involve the expenditure of substantial financial and human resources of the Company.

     Company policy is to require its officers, employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of their relationships with the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's inventions, trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information. Violations of such agreements are difficult to police.

GOVERNMENT REGULATION; UNCERTAINTY WITH PRECLINICAL AND CLINICAL TESTING

     All medical devices and new drugs, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. Such regulations govern the development, testing, manufacture, labeling, storage, premarket clearance or approval, advertising, promotion, sale and distribution of such products. If medical devices or drug products are marketed abroad, they also are subject to regulation by foreign governments.

     The regulatory process for obtaining FDA premarket clearances or approvals for medical devices and drug products is generally lengthy, expensive and uncertain. Securing FDA marketing clearances and approvals often requires the submission of extensive clinical data and supporting information to the FDA. Product clearances and approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of unforeseen problems following initial marketing.

     There can be no assurance that the Company will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of its products under development, and delays in receipt or failure to receive such clearances or approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company. Moreover, regulatory clearances or approvals for products such as medical devices and new drugs, even if granted, may include significant limitations on the uses for which such products may be marketed. Certain changes to marketed medical devices and new drugs are subject to additional FDA review and clearance or approval. There can be no assurance that any clearances or approvals that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained. Further, failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of FDA to grant premarket clearance or premarket approval of medical devices and drugs or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     The Company received 510(k) clearance from the FDA in 1996 for the SmartMist system. The Company has made modifications to the SmartMist system since receiving clearance, which the Company believes do not require the submission of new 510(k) notifications to the FDA. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any modification to the SmartMist system, the Company and any potential partners may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA, which could have a material adverse effect on the Company.

     The Company may also be subject to certain user fees that the FDA is authorized to collect under the Prescription Drug User Fees Act of 1992 for certain drugs, including insulin and morphine. This act expired on September 30, 1997, and legislation to reauthorize it has been passed by the House and Senate. It must be reconciled in a House-Senate conference and signed by the President to become law.

     Before the Company can file for regulatory approvals for the commercial sale of the Company's potential AERx products, the FDA will require extensive preclinical and clinical testing to demonstrate the safety and efficacy of such potential products. To date, the Company has tested an early prototype patient-operated version of the AERx Pain Management System with morphine on a limited number of healthy volunteers in Phase I and Phase II clinical trials in the United States. Failure of the Company to complete or progress to more advanced clinical trials would have a material adverse effect on the Company. There can be no assurance that the Company will be able to manufacture sufficient quantifies of the disposable unit-dose packets to support any future clinical trials of the AERx system, or that the design requirements of the AERx system will make it feasible for development beyond the prototype currently being used.

     The timing of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company.

     The Company also is developing applications of its AERx system for the delivery of insulin and other compounds. These applications are in an early stage of development and the regulatory requirements associated with obtaining the necessary marketing approvals from the FDA and other regulatory agencies are not known. There can be no assurance that these applications of the AERx system will prove to be viable or that any necessary regulatory approvals will be obtained in a timely manner, if at all. Although the Company believes the data regarding the Company's potential products is encouraging, the results of initial preclinical and clinical testing of the products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Companies in the medical device, pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

     In addition, due to limited experience with chronic administration of drugs delivered via the lung for systemic effect, the FDA may require clinical data to demonstrate that such chronic administration is safe. There can be no assurance that the Company will be able to present such data in a timely manner, or at all.

     The FDA and other regulatory agency requirements for manufacturing, product testing and marketing can vary depending upon whether the product is a medical device or a drug. Manufacturers of medical devices and drugs also are required to comply with the applicable GMP requirements, which relate to product testing and quality assurance as well as the corresponding maintenance of records and documentation. There can be no assurance that the Company will be able to comply with the applicable GMP and other FDA regulatory requirements as it scales up its manufacturing operations. Such failure could have a material adverse effect on the Company.

     In addition, in order for the Company to market its products in Europe and in certain other foreign jurisdictions, the Company and its distributors and agents must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. Delays in receipt of approvals to market the Company's products, failure to receive these approvals, or future loss of previously received approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because the Company's AERx Pain Management System clinical studies involve morphine, the Company is registered with the Drug Enforcement Agency ("DEA") and its facilities are subject to inspection and DEA export, import, security and production quota requirements. There can be no assurance that the Company will not be required to incur significant costs to comply with DEA regulations in the future or that such regulations will not have a material adverse effect on the Company.

HIGHLY COMPETITIVE MARKETS; RISK OF ALTERNATIVE THERAPIES

     The medical device, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving. The Company's success will depend on its ability to successfully develop products and technologies for pulmonary drug delivery. If a competing company were to develop or acquire rights to a better pulmonary delivery device, the Company could be materially and adversely affected.

     The Company is in competition with pharmaceutical, biotechnology and drug delivery companies and other entities engaged in the development of alternative drug delivery systems or new drug research and testing, as well as with entities producing and developing injectable drugs. The Company is aware of a number of companies currently seeking to develop new products and non-invasive alternatives to injectable drug delivery, including oral, intranasal and transdermal delivery systems and colonic absorption systems. The Company also is aware of other companies currently engaged in the development and commercialization of pulmonary drug delivery systems and enhanced injectable drug delivery systems. Many of the Company's competitors have greater research and development capabilities, experience, manufacturing, marketing, sales, financial and managerial resources than the Company and represent significant competition for the Company. Acquisitions of competing drug delivery companies by large pharmaceutical companies or partnering arrangements between such companies could enhance competitors' financial, marketing and other resources. The Company's competitors may succeed in developing competing technologies, obtaining FDA approval for products more rapidly than the Company and gaining greater market acceptance of their products than the Company's products. There can be no assurance that developments by others will not render some or all of the

Company's proposed products or technologies uncompetitive or obsolete, which would have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on the Company. In addition, the Company's success will depend upon its ability to attract and retain additional highly qualified marketing, management, manufacturing, engineering and research and development personnel. The Company faces intense competition in its recruiting activities, and there can be no assurance that the Company will be able to attract or retain qualified personnel.

EXPOSURE TO PRODUCT LIABILITY


     The research, development and commercialization of medical devices and therapeutic products entails significant product liability risks. If the Company succeeds in commercializing products using the SmartMist system or the AERx system and if it succeeds in developing additional devices and new products, the use of such products in clinical trials and the commercial sale of such products may expose the Company to liability claims. These claims might be made directly by consumers or by pharmaceutical companies or others selling such products. Companies often address the exposure of such risk by obtaining product liability insurance. Although the Company currently maintains $6 million of product liability insurance, there can be no assurance that the Company will be able to obtain additional or maintain existing insurance on acceptable terms, or at all, or in amounts sufficient to protect the Company. A successful claim brought against the Company in excess of the Company's insurance coverage would have a material adverse effect on the Company's business.


UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT

     In both domestic and foreign markets, sales of the Company's current and potential products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that any of the Company's current and potential products will be reimbursable by third-party payors. In addition, there can be no assurance that the Company's current and potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable Aradigm to maintain price levels sufficient to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's current and potential products are approved for marketing and any such changes could further limit reimbursement.

HAZARDOUS MATERIALS

     The Company's operations involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and such liability could exceed the resources of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market prices for securities of many companies, including the Company, engaged in pharmaceutical development activities historically have been highly volatile and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Prices for the Company's Common Stock may be influenced by many factors, including investor perception of the Company, fluctuations in the Company's operating results and market conditions relating to the pharmaceutical industry. In addition, announcements of technological innovations or new commercial products by the Company or its competitors, delays in the development or approval of the Company's product candidates, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential developments relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of drug technologies and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock. Finally, future sales of substantial amounts of Common Stock by existing shareholders could also adversely affect the prevailing price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.


DIVIDEND POLICY



     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders in this offering.


     The net proceeds to the Company from the sale of the 1,111,100 shares of Common Stock privately placed by the Company in April 1998 was approximately $12 million. The Company anticipates that it will use approximately 40% of the net proceeds for manufacturing process development and to increase manufacturing capacity and approximately 30% of the net proceeds to fund the Company's research and development efforts. The Company will use the remaining 30% of the net proceeds for working capital and general corporate purposes.


                              SELLING SHAREHOLDERS

     In April 1998, Aradigm sold 1,111,100 shares of Common Stock of the Company to certain purchasers pursuant to the Common Stock Purchase Agreement dated April 3, 1998 by and among the Company and the Purchasers named therein (the "Purchase Agreement"). In connection with such sale, the Company agreed to file a registration statement with the Commission covering the shares issued to each Selling Shareholder and agreed to indemnify each Selling Shareholder against claims made against them arising out of, among other things, statements made in such registration statement. The Company has agreed to cause this registration statement to remain effective until all the Shares have been re-sold or April 7, 1999, whichever is earlier.

     In connection with the Purchase Agreement, the Company has also agreed to issue warrants to FB Invemed Fund, L.P. and certain affiliates of the general partner of such fund to purchase an aggregate of 166,665 shares of Common Stock of the Company. The Company has also agreed to grant registration rights to the holders of such warrants. Each warrant has a five year term.

     The following table provides certain information with respect to Shares held and to be offered under this Prospectus from time to time by each Selling Shareholder. Because the Selling Shareholders may sell all or part of their Common Stock pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by each Selling Shareholder upon termination of this offering. See "Plan of Distribution."

     The Company is unaware of any material relationship between any of the Selling Shareholders and the Company in the past three years other than as a result of the ownership of the Shares.


                                      SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                             OWNED                                      OWNED
                                       PRIOR TO OFFERING                          AFTER OFFERING(2)
                                     ----------------------   NUMBER OF SHARES   --------------------
        SELLING STOCKHOLDER           NUMBER     PERCENT(1)    BEING OFFERED     NUMBER    PERCENT(1)
        -------------------          ---------   ----------   ----------------   -------   ----------
Deutsche
  Vermogensbildungsgesellschaft mbH
  (DVG)............................    300,000     2.55%           200,000       100,000         *
FB Invemed Fund, L.P...............    462,900     3.94%           462,900            --         *
GSAM Oracle Fund...................    109,000         *            60,000        49,000         *
Haussmann Holdings, N.V. ..........     27,400         *            17,600        19,800         *
Oracle Institutional Partners,
  L.P. ............................     67,200         *            25,000        45,200         *
Oracle Offshore Limited............     37,400         *             7,000        30,400         *
Oracle Partners, L.P. .............    225,600     1.92%           108,600       117,000         *
State of Oregon....................    246,000     2.09%           230,000        16,000         *
                                     ---------                   ---------       -------
          Total....................  1,475,500                   1,111,100       377,400


---------------
 *  Less than one percent.


(1) Applicable percentage of ownership is based on 11,750,598 shares of Common Stock outstanding on June 1, 1998.


(2) Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     The Company is registering the shares of Common Stock offered by the Selling Shareholders hereunder pursuant to contractual registration rights contained in the Purchase Agreement. Sales may be made on the Nasdaq National Market or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders and any persons who participate in the distribution of Common Stock hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sales of shares by them might be deemed underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Company has agreed in the Purchase Agreement to register the shares of Aradigm Common Stock received by the Selling Shareholders pursuant to the Purchase Agreement under applicable Federal and state securities laws under certain circumstances and certain times. Pursuant to the Purchase Agreement, the Company has filed a Registration Statement related to the Shares offered hereby and has agreed to keep such Registration Statement effective until the earliest of (i) April 7, 1999 or (ii) the sale of all the Shares registered thereunder. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts), are estimated to be $20,000. The Purchase Agreement provides for cross-indemnification of the Selling Shareholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS


     The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Recent Developments...................    4
Risk Factors..........................    5
Use of Proceeds.......................   12
Selling Shareholders..................   12
Plan of Distribution..................   13
Legal Matters.........................   14
Experts...............................   14


======================================================
======================================================
                                1,111,100 SHARES

                                  COMMON STOCK
                                    ARADIGM
                                  CORPORATION

                            ------------------------

                                   PROSPECTUS

                                 JUNE   , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

Securities Act Registration Fee.............................  $ 4,733
Legal fees and expenses.....................................   10,000
Accounting fees and expenses................................    2,500
Miscellaneous...............................................    2,500
                                                              -------
          Total.............................................  $19,733
                                                              =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) permit the Company to indemnify its directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code (the "Corporations Code"). Pursuant to Section 317 of the Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS

     (a) EXHIBITS


    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
     3.1(1)    Amended and Restated Articles of Incorporation of the
               Company.
     3.2(1)    Bylaws of the Company.
     4.1       Reference is made to Exhibits 3.1 and 3.2.
     5.1*      Opinion of Cooley Godward LLP.
    23.1       Consent of Ernst & Young LLP, Independent Auditors.
    23.2*      Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 5.1).


---------------
(1) Incorporated by reference to the indicated exhibit in the Company's Registration Statement (No. 333-4236), as amended.


  * Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 19th day of June, 1998.


                                          ARADIGM CORPORATION

                                          By:    /s/ RICHARD P. THOMPSON

                                            ------------------------------------
                                                    Richard P. Thompson
                                             President, Chief Executive Officer
                                                        and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 19th day of June, 1998.



                        NAME                                         TITLE                    DATE
                        ----                                         -----                    ----
               /s/ RICHARD P. THOMPSON                 President, Chief Executive         June 19, 1998
-----------------------------------------------------  Officer and Director (Principal
                 Richard P. Thompson                   Executive Officer)

                 /s/ MARK A. OLBERT*                   Vice President, Finance and        June 19, 1998
-----------------------------------------------------  Administration and Chief
                   Mark A. Olbert                      Financial Officer (Principal
                                                       Financial and Accounting Officer)

             /s/ REID M. RUBSAMEN, M.D.*               Vice President, Medical Affairs,   June 19, 1998
-----------------------------------------------------  Secretary and Director
                Reid M. Rubsamen, M.D

           /s/ BURTON J. MCMURTRY, PH.D.*              Director                           June 19, 1998
-----------------------------------------------------
              Burton J. McMurtry, Ph.D

               /s/ GORDON W. RUSSELL*                  Director                           June 19, 1998
-----------------------------------------------------
                  Gordon W. Russell

           /s/ FRED E. SILVERSTEIN, M.D.*              Director                           June 19, 1998
-----------------------------------------------------
              Fred E. Silverstein, M.D

               /s/ VIRGIL D. THOMPSON*                 Director                           June 19, 1998
-----------------------------------------------------
                 Virgil D. Thompson

            * By: /s/ RICHARD P. THOMPSON
      -----------------------------------------------
                 Richard P. Thompson
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
     3.1(1)    Amended and Restated Articles of Incorporation of the
               Company.
     3.2(1)    Bylaws of the Company.
     4.1       Reference is made to Exhibits 3.1 and 3.2.
     5.1*      Opinion of Cooley Godward LLP.
    23.1       Consent of Ernst & Young LLP, Independent Auditors.
    23.2*      Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 5.1).


---------------
(1) Incorporated by reference to the indicated exhibit in the Company's Registration Statement (No. 333-4236), as amended.


  * Previously filed.